UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 17, 2016

MATCH GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	001-37636	26-4278917
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8300 Douglas Avenue, Suite 800, Dallas, TX	75225
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 576-9352

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 17, 2016, Sam Yagan, age 38, was elected to the Board of Directors of Match Group, Inc. (“Match Group” or the “Company”) and named Vice Chairman (in a non-executive capacity) of the Board of Directors of Match Group.

Since January 1, 2016, Mr. Yagan has served as an advisor to the Company and its subsidiaries in connection with a variety of issues and matters, including (but not limited to) those regarding the business, strategy and operations of the Company and its subsidiaries, creative and product innovation for the Company’s various brands, personnel matters and special projects.  Prior to becoming an advisor, Mr. Yagan served as Chief Executive Officer of the Company from December 2013 through December 2015 and as Chief Executive Officer of Match.com, Inc. from September 2012 to November 2013. Prior to his service in these roles, Mr. Yagan served as Chief Executive Officer of OkCupid, which he co-founded in May 2003 and IAC/InterActive Corp (Match Group’s controlling shareholder) acquired in February 2011. Mr. Yagan also co-founded SparkNotes, an online provider of educational study guides, eDonkey, a file sharing network, and Techstars Chicago, a mentorship-driven startup accelerator. Mr. Yagan has an A.B. from Harvard College and an MBA from the Stanford Graduate School of Business.

Mr. Yagan will not receive any compensation for his service as a member of the Board of Directors and Vice Chairman (in a non-executive capacity) of Match Group. Effective January 1, 2016 (the “Effective Date”), the Company entered into an advisory agreement with Mr. Yagan to retain his services as an advisor to the Company and its subsidiaries (as described above).  The agreement has a term of one year from the Effective Date, absent written notice from the Company or Mr. Yagan at least thirty (30) days before the desired termination date.  The agreement provides that: (i) Mr. Yagan shall receive an annual advisory fee of $750,000, payable in bi-weekly installments over twelve (12) months, and (ii) subject to the execution of a general release, Mr. Yagan shall be vested in certain Company stock options(1) and all vested Company stock options held by Mr. Yagan as of the Effective Date(2) shall remain outstanding and exercisable through (x) December 31, 2016, so long as Mr. Yagan continues to serve as a member of the Board of Directors of Match Group through such date; or (y) the date on or prior to December 31, 2016 on which Mr. Yagan ceases to serve as a member of the Board of Directors of Match Group.

Pursuant to the advisory agreement, Mr. Yagan is bound by covenants not to compete with Match Group’s businesses and not solicit Match Group’s employees or business partners, in each case, during the term of the advisory agreement and for so long as the Company is making bi-weekly advisory fee installment payments to Mr. Yagan.  In addition, Mr. Yagan agreed not to use or disclose any confidential information or proprietary rights of Match Group or its affiliates.

(1)   493,796 stock options with an exercise price of $11.06, 407,701 stock options with an exercise price of $13.97 and 271,801 stock options with an exercise price of $13.97, subject to the satisfaction of certain performance related conditions.

(2)   In addition to the stock options referenced in footnote (1) above, 1,705,985 stock options with an exercise price of $6.99. 1,514,567 stock options with an exercise price of $8.20 and 748,175 stock options with an exercise price of $11.06.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATCH GROUP, INC.

By:	/s/ GARY SWIDLER
Name:	Gary Swidler
Title:	Chief Financial Officer

Date:  February 23, 2016